Exhibit No. 99.1

1110 Maple Street      ☐     P.O. Box 300     ☐     Elma, New York 14059-0300     ☐     716-655-5990     ☐     FAX 716-655-6012

November 13, 2018	SERVOTRONICS, INC. ANNOUNCES
THIRD QUARTER RESULTS
FOR THE PERIOD ENDED SEPTEMBER 30, 2018

Elma, NY – Servotronics, Inc. (NYSE American: SVT) a designer and manufacturer of servo-control components and other advanced technology products announced financial for the period ended September 30, 2018.

Net income for the third quarter of 2018 was $1,457,000 (or $0.63 per share Basic and $0.61 Diluted) on revenues of $12,768,000. This is compared to net income for the third quarter of 2017 of $671,000 (or $0.30 per share Basic and $0.29 Diluted) on revenues of $11,325,000. The 12.7% increase in revenue is the result of increases in commercial shipments at the Advanced Technology Group (“ATG”) offset by a decrease in commercial shipments at the Consumer Products Group (“CPG”).

Gross profit for the third quarter of 2018 was $3,940,000 or 30.9% of revenue, compared with $3,091,000, or 27.3% of revenue for the same period of 2017. The increase, both in the aggregate and as a percentage of revenue, is primarily due to the increase of the number of units shipped and the average price of the product mix compared to the same period in 2017 at the ATG. Cost of goods sold increased approximately $594,000 or 7.2% as compared to the same period in 2017 primarily due to the increase in volume shipped at the ATG offset by the lower volume of shipments at the CPG.

Selling, general and administrative (SG&A) expenses for the third quarter of 2018 decreased to $2,074,000 from $2,085,000 for the same period in 2017. SG&A expenses at the ATG decreased approximately $166,000 due to non-recurring charges incurred during the third quarter of 2017 however such decrease was offset by increased SG&A expenses at the CPG of approximately $155,000 attributable to the sales and marketing of products including media advertising and administrative support.

“Our quarterly and nine-month results continue to reflect strong demand for our products as indicated by the increase in revenues” commented Kenneth D. Trbovich, CEO and Chairman of the Board. “Also, our gross margin for both the quarter and year-to-date periods have increased not only on an absolute basis but also as a percentage of revenue reflecting our efforts to control costs while also investing for the future.”

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American